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                                 Exhibit  4.4


                                                                       Form "A"

              SENIOR EXECUTIVE OFFICER RESTRICTED SHARE AGREEMENT
           UNDER THE MEDUSA CORPORATION 1991 LONG-TERM INCENTIVE PLAN
                         BETWEEN MEDUSA CORPORATION AND
                             [Fill-in: Participant]

                            DATED AS OF MAY 8, 1995


In recognition of the valued services performed by [Fill-in: Participant] (the "Participant") for Medusa Corporation and its subsidiaries and as an incentive for continued employment, Medusa Corporation, (the "Corporation"), through the Organization and Compensation Committee of its Board of Directors (the "Committee"), has determined to award to the Participant [Fill-in: Total Shares] restricted shares (the "Restricted Shares") under the terms of the 1991 Long-Term Incentive Plan of Medusa Corporation (the "Plan") (a copy of which is attached hereto and made a part hereof).

As a condition to such award and pursuant to Section 7.01(a) of the Plan, the Corporation and the Participant hereby enter into this Restricted Share Agreement with respect to the award of Performance Restricted Shares (as defined below), and the award of SERP-Equivalent Restricted Shares (as defined below), and agree to the terms and conditions set forth hereafter.

 1.      DEFINITIONS.

         For purposes of this Agreement, and for purposes of interpreting the terms of the Plan, the following terms shall have the following meanings:

         a. "CEMENT INDUSTRY PEER GROUP INDEX" shall mean the index which reflects the cumulative total return (the fair market value plus the dividends and distributions) for the Restriction Period of the following cement companies, Giant Cement Holding, Inc., Lafarge Corporation, Lone Star Industries, Puerto Rican Cement Co., Inc., Southdown Inc. and Texas Industries, weighted on the basis of the market capitalization of such cement companies.

         b.   "CHANGE IN CONTROL" shall have the meaning set forth in Section
              2.07 of the Plan.

         c.   "FAIR MARKET VALUE" shall mean "Fair Market Value" as defined in
              Section 2.16 of the Plan.

         d. "GRANT PRICE" shall mean $24.375 per share which is the average of the high and low quoted sales prices of the Common Shares of Medusa Corporation ("Medusa Shares"), as reported in the New York Stock Exchange Composite Transactions ("Average Price") on May 8, 1995 (the "Start Date"). In the event that there is an increase in the number of issued Medusa Shares by reason of stock dividends distributions, recapitalizations, or split-ups, the Grant Price shall promptly after such

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              event be decreased in proportion to such increase in issued
              Medusa Shares that occurred as a result of such event.

              Conversely, in case the issued Medusa Shares shall be combined into a smaller number of Medusa Shares, the Grant Price shall be promptly after such event increased in proportion to such decrease in issued Medusa Shares that has occurred as a result of such event. In the event of any merger, consolidation, reorganization, liquidation in part or in whole, spinoff, spinout, or extraordinary distribution or dividend on Medusa Shares whether in cash, debt obligations of the Corporation or other personal property of any kind, the Committee may make such adjustment in the Grant Price as the Committee in its reasonable discretion deems appropriate.

         e. "MEDUSA TOTAL RETURN" shall mean, with respect to Performance Restricted Shares, the total return on the Medusa Shares at any time during the five year period commencing on the Start Date and ending on the final Test Date and shall be calculated as follows:

                     Medusa Total Return = B/A-1

                          A       =        the Grant Price

                          B       =        C x D

                          C       =        the Average Price on the Test Date

                          D       =        The number of Medusa Shares that
                                           would have been owned on the Test
                                           Date assuming one such Medusa Share
                                           had been owned on the Start Date and
                                           all dividends and distributions,
                                           whether in cash, in kind, or in debt
                                           or equity securities of the
                                           Corporation, subsequent to the Start
                                           Date had been reinvested in Medusa
                                           Shares.

                          For the purpose of calculating "D":

                          (a) the amount of each dividend shall be assumed to have been reinvested by acquiring Medusa Shares at their average price on the relevant ex-dividend date;

                          (b) the amount of a dividend paid in marketable securities (such as spin-offs of subsidiary stock) shall be deemed to be the average price of such securities in the relevant market therefor on the relevant ex-dividend date;

                          (c) the amount of a dividend paid other than in cash or marketable securities, shall be deemed to be the fair market value of the asset transferred as of the relevant ex-dividend date;





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                          (d)     no allowance shall be made for tax or
                                  transaction costs.

         f. "PERFORMANCE LAPSE PERCENTAGE" (as used in Section 3 below) is the percentage of the Performance Restricted Shares for which the Performance Restrictions lapse, which percentage is in proportion to the percentage (in 1% increments) occurring within a range from 101% to 110% by which the Medusa Total Return exceeds the cumulative total return of the Cement Industry Peer Group. In other words, if the Medusa Total Return exceeds the peer group by only 101%, then the Performance Restrictions shall lapse on only 10% of Performance Restricted Shares tested on that Test Date (a "Partial Lapse"), and, if the exceedance is 110% or higher, the Performance Restrictions shall lapse on all of the Performance Restricted Shares tested on that Test Date. In the event of a Partial Lapse, the Performance Restricted Shares which were tested and for which the Performance Restrictions did not lapse, shall be retested on subsequent Test Dates (as applicable) during the Restriction Period.

         g. "PERFORMANCE RESTRICTED SHARES" shall mean that portion of the Restricted Shares awarded by the Committee to the Participant which are performance-restricted.

         h. "PERMANENT TOTAL DISABILITY", as provided in Section 2.33 of the Plan, shall be determined in each case, by the Committee in its sole discretion.

         i. "RESTRICTION PERIOD" shall mean a period commencing on the date of the award on May 8, 1995, the Start Date, and ending five years later on May 8, 2000. (Except in the case of SERP-Equivalent Restricted Shares which shall vest on May 8, 2000 and shall remain Restricted so long thereafter, as the Participant is an employee of the Corporation.)

         j.   "RETIREMENT" shall have the following meaning:

                     (i) for the purpose of the Performance Restricted Shares, "Retirement", for Senior Executive Officers, shall mean "Normal Retirement Date" as defined in Section 2.21 of the Plan, which is retirement at any date; (it is not limited to retirement at age 65; by action of the Board on May 9, 1994);

                     (ii) for the purpose of the SERP-Equivalent Restricted Shares, "Retirement" shall mean age 62; in such cases "Normal Retirement Date" shall be the first day of the month following a Participant attaining age 62.

         k. "SENIOR EXECUTIVE" shall mean the Chairman or the President of the Company.

         l. "SERP-EQUIVALENT RESTRICTED SHARES" shall mean that portion of the Restricted Shares awarded by the Committee to the Participant which are time-restricted.





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         m.   "TEST DATE" shall mean, with respect to one-fifth of the
              Performance Restricted Shares, the following five dates, May 9, 1996, May 8, 1997, May 8, 1998, May 8, 1999 and May 8, 2000 or
              the next business day thereafter if the New York Stock Exchange is not open on such date, or the day on which a Change in Control occurs.

 2.      AWARD OF PERFORMANCE RESTRICTED SHARES.

         Pursuant to the provisions of the Plan and this Agreement and by the authority of the Committee:

         a. The Corporation hereby awards [Fill-in: PRS Shares] Performance Restricted Shares to the Participant.

         b. When the Restrictions on the Performance Restricted Shares lapse for any reason, the Corporation shall also pay to the Participant at the time when the Restrictions on the Performance Restricted Shares lapse, a separate cash amount equal to:

              (1) the federal, state and local income tax and golden parachute excise tax (if any) payable with respect to the lapse of the Performance Restrictions (as defined below), divided by

              (2) one (1) minus the total effective federal, state and local income and excise tax rate applicable as a result of the lapse of the Performance Restrictions.

 3.      PERFORMANCE RESTRICTED SHARE; RESTRICTIONS AND RIGHTS.

         a. During the Restriction Period, the Performance Restricted Shares are subject to forfeiture and may not be sold, transferred, assigned or pledged (the "Performance Restrictions"). The Performance Restrictions shall automatically lapse, based upon the actual Performance Lapse Percentage calculated as of the following Test Dates:

              (1) With respect to up to one-fifth of the Performance Restricted Shares hereunder, if on the Test Date for the period from May 8, 1995 to May 9, 1996, both of the following tests shall be met: (a) the Fair Market Value shall exceed the Grant Price, and (b) the Medusa Total Return shall exceed the cumulative total return of the Cement Industry Peer Group Index for the period from May 8, 1995 to May 9, 1996.

              (2) With respect to up to two-fifths of the Performance Restricted Shares hereunder, if on the Test Date for the period from May 8, 1995 to May 8, 1997, both of the following tests shall be met: (a) the Fair Market Value shall exceed the Grant Price, and (b) the Medusa Total Return shall exceed the cumulative total return of the Cement Industry Peer Group Index for the period from May 8, 1995 to May 8, 1997.





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              (3)    With respect to up to three-fifths of the Performance
                     Restricted Shares hereunder, if on the Test Date for the period from May 8, 1995 to May 8, 1998, both of the following tests shall be met: (a) the Fair Market Value shall exceed the Grant Price, and (b) the Medusa Total Return shall exceed the cumulative total return of the Cement Industry Peer Group Index for the period from May 8, 1995 to May 8, 1998.

              (4) With respect to up to four-fifths of the Performance Restricted Shares hereunder, if on the Test Date for the period from May 8, 1995 to May 8, 1999, both of the following tests shall be met: (a) the Fair Market Value shall exceed the Grant Price, and (b) the Medusa Total Return shall exceed the cumulative total return of the Cement Industry Peer Group Index for the period from May 8, 1995 to May 8, 1999.

              (5) With respect to up to all of the Performance Restricted Shares hereunder, if on the Test Date for the period from May 8, 1995 to May 8, 2000, both of the following tests shall be met: (a) the Fair Market Value shall exceed the Grant Price, and (b) the Medusa Total Return shall exceed the cumulative total return of the Cement Industry Peer Group Index for the period from May 8, 1995 to May 8, 2000.

              (6) In the event of the Participant's Retirement, death, a Change in Control, or in the event that the Committee determines that the Participant has experienced a Permanent Total Disability: or

              (7)    As may be otherwise provided under the terms of the Plan.

              At the end of the Restriction Period, all Performance Restricted Shares as to which the Performance Restrictions shall not have lapsed by reason of the operation of clauses (1) through (7) of the foregoing subsection shall be forfeited and the Participant shall be required to return all applicable Performance Restricted Share certificates to the Corporation.

         b. During the Restriction Period, the Participant shall be entitled to all other rights as a shareholder of the Corporation, including the right to vote the Performance Restricted Shares and receive dividends and other distributions thereon, with share dividends subject however to the same restrictions as the Performance Restricted Shares.

 4.      AWARD OF SERP-EQUIVALENT SHARES.

         Pursuant to the provisions of the Plan, as authorized by the Board on March 27, 1995, this Agreement and by the authority delegated by the Board to the Committee, the Corporation hereby awards [Fill-in: SERP Shares] SERP-Equivalent Restricted Shares to the Participant, which is the number of Restricted Shares actuarially determined to provide a benefit to the Participant which is supplemental to the benefit provided under the Medusa Corporation Pension Plan for Certain Covered Employees, assuming fifteen





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         (15) years service, with Retirement (at age 62), and reflecting the
         Participant's base compensation and compensation under the Corporation Annual Incentive Plan from date of hire to the Participant's Normal Retirement Date, averaged over the highest five consecutive calendar years during the last ten years prior to Retirement.

 5.      SERP-EQUIVALENT RESTRICTED SHARES; RESTRICTIONS AND RIGHTS.

         a.   VESTING.

              (1) Unless the Committee waives the vesting requirements, the SERP-Equivalent Restricted Shares are forfeitable if the Participant ceases to remain an employee of the Corporation for five years, namely until May 8, 2000.

              (2) Provided, nonetheless, that the SERP-Equivalent Restricted Shares shall vest upon the Participant attaining age 62.

              (4) The SERP-Equivalent Shares shall also vest in the event of the Participant's death, a Change of Control or in the event that the Committee determines that the Participant has experienced a Permanent Total Disability.

              (5) The SERP-Equivalent Shares may also vest as may otherwise be provided under the terms of the Plan.

              If the Participant leaves the employ of the Corporation prior to the vesting of the SERP-Equivalent Shares by reason of the operation of clauses (1) through (5) of the foregoing subsection, the SERP-Equivalent Shares shall be forfeited and the Participant shall be required to return all applicable SERP-Equivalent Restricted Share certificates to the Corporation.

         b.   POST-VESTING RESTRICTIONS.

              (1) During the post-vesting Restriction Period, the SERP-Equivalent Restricted Shares may not be sold, transferred, assigned or pledged. Such restrictions shall lapse when the Participant is no longer an employee of the Corporation (the "SERP- Equivalent Restrictions").

              (2) The presence of post-vesting restrictions shall not prevent the Participant from transferring a sufficient number of SERP- Equivalent Restricted Shares for the purpose of generating the cash required to pay the taxes due upon vesting, at which time the Corporation may, but is not required to, assume the Participant's tax obligation in return for the surrender of the number of SERP-Equivalent Restricted Shares which is equivalent to the Fair Market Value of such tax obligation.





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              (3)    Upon the request of a Participant who is employed by the
                     Corporation, the Committee may at any time exercise its authority to allow the transfer of any or all SERP-Equivalent Restricted Shares in order for the Participant to diversify his or her retirement asset portfolio.

              (4) The SERP-Equivalent Restrictions also lapse in the event of the Participant's death, a Change of Control or in the event that the Committee determines that the Participant has experienced a Permanent Total Disability.

              (5) The SERP-Equivalent Restrictions may also lapse as may otherwise be provided under the terms of the Plan.

              If the Participant leaves the employ of the Corporation prior to the Participant's Normal Retirement Date, and prior to the occurrence of any of the events described above in clause 4 of the foregoing subsection, then the restrictions on the SERP-Equivalent Shares shall, nonetheless, not lapse until the Participant's Normal Retirement Date.

         c. During the Restriction Period, the Participant shall be entitled to all other rights as a shareholder of the Corporation, including the right to vote the SERP-Equivalent Restricted Shares and receive dividends and other distributions thereon, with share dividends subject however to the same restrictions as the SERP-Equivalent Restricted Shares.

 6.      SHARE CERTIFICATES.

         Each share certificate evidencing an award of Restricted Shares shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award substantially in the following form (the "Legend"):

              "The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) of the 1991 Long-Term Incentive Plan of Medusa Corporation and an Agreement entered into between the registered owner and Medusa Corporation. Copies of such Plan and Agreement are on file and may be obtained upon request without charge from the offices of the Secretary of Medusa Corporation, P.O. Box 5668, Cleveland, Ohio 44101."

 7.      TERMINATION OF EMPLOYMENT.

         Except as provided in Sections 3 and 5 of this Restricted Share Agreement and Section 7.02(a) of the Plan, the termination of Participant's employment during the Restriction Period (or prior to vesting, in the case of the SERP-Equivalent Restricted Shares) shall result in the forfeiture of all Restricted Shares as to which the Performance Restrictions have not lapsed or the SERP- Equivalent Shares which have not vested, and the Participant shall be required to return all applicable share certificates to the Corporation.





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 8.      COVENANTS.

         a. The Participant agrees to be bound by all terms and provisions of the Plan as contained in Exhibit A, which is attached hereto, receipt of a copy of which is acknowledged by the Participant's signature below, and all such provisions shall be deemed a part of this Agreement for all purposes.

         b. The Participant agrees to provide the Corporation, when and if requested, with any information or documentation which the Corporation believes necessary or advisable in connection with the administration of the Plan, including data required to assure compliance with the requirements of the Securities and Exchange Commission, of any stock exchange upon which the Restricted Shares are then listed, or of any applicable federal, state or other law.

 9.      NO COVENANT OF EMPLOYMENT.

         Neither the execution and delivery hereof nor the granting of any award evidenced hereby shall constitute, or be evidence of, any agreement or understanding, express or implied, on the part of the Corporation or its subsidiaries to employ the Participant for any specific period.

10.      INTERPRETATION AND ADMINISTRATION OF PLAN AND AGREEMENT.

         a. In the event of any conflict between the terms herein and those of the Plan, the provisions of the Plan shall prevail.

         b. The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the interpretation or administration of the Plan and this Agreement thereunder, and all such action by the Committee shall be final, conclusive, and binding upon the Corporation and the Participant. The Committee shall have full authority and discretion to modify at any time the vesting and/or the Restriction Period (as well as any schedule of installments for the lapse thereof), the Performance Restrictions or the SERP-Equivalent Restrictions, the other terms and conditions of this Agreement, the Legend and any other instrument evidencing this award, provided that no such modification shall increase the benefit under such award beyond that which the Committee could have originally granted at the time of the award, or shall impair the rights of the Participant under such award except in accordance with the Plan, or any applicable agreement or applicable law, or with the consent of the Participant.

         This Restricted Share Agreement is deemed to be issued in, the award evidenced hereby is deemed to be granted in, and both shall be governed by the laws of the State of Ohio.

11.      ENTIRE AGREEMENT.

         There have been no representations made to the Participant other than those contained herein.






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12.      DELIVERY.

         All certificates for Restricted Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Restricted Shares are then listed and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         The Committee may adopt rules which provide that the certificates evidencing the Restricted Shares may be held in custody by a bank or other institution, or that the Corporation may itself hold the Restricted Shares in custody until the restrictions thereon shall have lapsed and may require, as a condition of any award, that the Participant shall have delivered a stock power endorsed in blank relating to the Restricted Shares covered by such award.

13.      AMENDMENT.

         The terms of this Agreement shall be subject to the terms of the Plan as the Plan may be amended from time-to-time by the Board of Directors of the Corporation unless any Plan amendment by its terms or by its clear intent is inapplicable to this Agreement.

14.      NOTICE.

         Any notice to the Corporation provided for in this Agreement shall be in writing and addressed to the Secretary of the Corporation, and any notice to the Participant shall be in writing and addressed to the Participant at the address contained in payroll records at the time or to such other address designated in writing by the Participant.

                                    Medusa Corporation


                                   By:____________________________________
                                        George E. Uding, Jr., President



                                    Participant


                                   By:____________________________________
                                        [Fill-in: Participant]

                                   Signed this ____ day of May, 1995





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